Exhibit 16.1

December 4, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Sidoti & Company, Inc.’s statements included in this Registration Statement Form S-1 (Amendment No. 1) dated December 4, 2014, and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

Roseland, NJ